Exhibit 2.1



                SECOND AMENDMENT TO AGREEMENT AND PLAN OF MERGER


         This Second Amendment to Agreement and Plan of Merger ("Second Amendment") is made as of this 29th day of May, 2007, by and among Gasco Energy, Inc. ("Parent"), a Nevada corporation, and Brek Energy Corporation ("Company"), a Nevada corporation. Capitalized terms used in this Second Amendment that are not otherwise defined herein shall have the meanings ascribed to them in the Merger Agreement (as defined below).

                                    RECITALS:

         WHEREAS, Parent, the Company and Gasco Acquisition, Inc., a Nevada corporation and a wholly owned subsidiary of Parent, have executed that certain Agreement and Plan of Merger dated as of September 20, 2006, as amended by that certain First Amendment to Agreement and Plan of Merger dated January 31, 2007 (collectively, the "Merger Agreement"); and

         WHEREAS, pursuant to Section 12.10 of the Merger Agreement, the parties hereto desire to amend the Merger Agreement.

         NOW THEREFORE, the parties hereto, in consideration of the premises and of the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, agree as follows:

         1. Section 10.1(e) is hereby amended and restated to read in its entirety as follows:

                  "(e) by Parent or Company, if the Merger has not been consummated on or before October 31, 2007 (the "Optional Termination Date"); provided, however, that the right to terminate this Agreement pursuant to this Section 10.1(e) shall not be available to any party whose failure or whose Affiliates' failure to perform in all material respect any covenant, obligation or agreement hereunder has been the cause of, or resulted in, the failure of the Merger to occur on or before such date;"

         2. Except as expressly amended by this Second Amendment, all of the other terms and provisions of the Merger Agreement shall continue in full force and effect.

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                  IN WITNESS WHEREOF, the parties hereto have duly executed this
Second Amendment to be signed by their respective officers hereunto duly authorized, all as of the date first written above.

                                   GASCO ENERGY, INC.


                                   By:      /s/ W. King Grant
                                        ------------------------------
                                   Name:    W. King Grant
                                   Title:   Executive Vice President and Chief
                                            Financial Officer



                                   BREK ENERGY CORPORATION


                                   By:      /s/ Richard N. Jeffs
                                        ---------------------------------------
                                   Name:    Richard N. Jeffs
                                   Title:   President, Chief Executive Officer
                                            and Chief Financial Officer



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